================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 23)
                             -----------------------

                                  LODGIAN, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    54021P106
                                 (CUSIP Number)

                             EDGECLIFF HOLDINGS, LLC
                         CASUARINA CAYMAN HOLDINGS LTD.
                            EDGECLIFF MANAGEMENT, LLC
                        1994 WILLIAM J. YUNG FAMILY TRUST
                                   JOSEPH YUNG
                                 WILLIAM J. YUNG
            THE 1998 WILLIAM J. YUNG AND MARTHA A. YUNG FAMILY TRUST
                               207 GRANDVIEW DRIVE
                          FORT MITCHELL, KENTUCKY 41017
                              ATTN: WILLIAM J. YUNG
                            TEL. NO.: (859) 578-1100

                                 WITH A COPY TO:

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                             NEW YORK, NY 10019-6064
                           ATTN: JAMES M. DUBIN, ESQ.
                            TEL. NO.: (212) 373-3000

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 MARCH 13, 2001
                      (Date of Event which Requires Filing
                               of this Statement)

-----------------------------                     ------------------------------
54021P106                                                          Page 2 of 15
-----------------------------                     ------------------------------


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

-----------------------------                     ------------------------------
54021P106                                                          Page 3 of 15
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Edgecliff Holdings, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Kentucky
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       1,563,350
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        0
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          1,563,350
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,563,350
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  5.56%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
54021P106                                                          Page 4 of 15
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Casuarina Cayman Holdings Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       1,593,700
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        0
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          1,593,700
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,593,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  5.66%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
54021P106                                                          Page 5 of 15
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Edgecliff Management, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Kentucky
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       0
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,563,350
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          0
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          1,563,350
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,563,350
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  5.56%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
54021P106                                                          Page 6 of 15
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Joseph Yung, Investment Advisor to the 1994 William J. Yung Family Trust and The 1998 William J. Yung and Martha A. Yung Family Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       0
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        0
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          0
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
54021P106                                                          Page 7 of 15
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  William J. Yung
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       0
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        3,157,050
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          0
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          3,157,050
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,157,050
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  11.22%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
54021P106                                                          Page 8 of 15
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  1994 William J. Yung Family Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       0
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        0
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          0
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
54021P106                                                          Page 9 of 15
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The 1998 William J. Yung and Martha A. Yung Family Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       0
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        0
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          0
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
54021P106                                                          Page 10 of 15
-----------------------------                     ------------------------------

                  Edgecliff Holdings, LLC ("Edgecliff"), Casuarina Cayman Holdings Ltd. ("Casuarina"), Edgecliff Management, LLC ("Management"), the 1994 William J. Yung Family Trust (the "1994 Trust"), William J. Yung, Joseph Yung, and The 1998 William J. Yung and Martha A. Yung Family Trust (the "1998 Trust") (collectively, the "Reporting Persons") hereby amend the report on Schedule 13D filed by certain of the Reporting Persons on October 19, 1999, as amended by Amendment No. 1 filed on November 12, 1999, as amended by Amendment No. 2 filed on November 16, 1999, as amended by Amendment No. 3 filed on November 22, 1999, as amended by Amendment No. 4 filed on December 29, 1999, as amended by Amendment No. 5, filed on January 18, 2000, as amended by Amendment No. 6 filed on April 7, 2000, as amended by Amendment No. 7 filed on April 18, 2000, as amended by Amendment No. 8 filed on May 4, 2000, as amended by Amendment No. 9 filed on May 30, 2000, as amended by Amendment No. 10 filed on July 14, 2000, as amended by Amendment No. 11 filed on July 19, 2000, as amended by Amendment No. 12 filed on July 20, 2000, as amended by Amendment No. 13 filed on August 22, 2000, as amended by Amendment No. 14 on August 31, 2000, as amended by Amendment No. 15 filed on September 8, 2000, as amended by Amendment No. 16 filed on September 18, 2000, as amended by Amendment No. 17 filed on October 5, 2000, as amended by Amendment No. 18 filed on October 17, 2000, as amended by Amendment No. 19 filed on October 25, 2000, as amended by Amendment No. 20 filed on December 10, 2000, as amended by Amendment No. 21 filed on December 27, 2000 and as amended by Amendment No. 22 filed on March 1, 2001 (the "Schedule 13D") in respect of the common stock, par value $.01 per share, of Lodgian, Inc., a Delaware corporation ("Lodgian"), as set forth below.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  The information below supplements the information previously reported in Item 5.

                  On March 13, 2001, Edgecliff sold 860,000 shares of Lodgian common stock ("Shares") at a price of $2.00 per share to a third party in a privately negotiated transaction. On March 14, 2001, Edgecliff sold 174,750 Shares at a price of $2.00 per share to a third party in a privately negotiated transaction. Accordingly, as of the date hereof, Edgecliff beneficially owns 1,563,350 Shares, which represents 5.56% of the outstanding Shares (based on 28,139,481 Shares outstanding, as reported in Lodgian's most recent publicly filed periodic report). Management is the sole managing member of Edgecliff, and William J. Yung is the sole managing member of Management. Management and William J. Yung, by virtue of such control, may be deemed to have beneficial ownership of the 1,563,350 Shares beneficially owned by Edgecliff. As of the date hereof, Casuarina beneficially owns 1,593,700 Shares, which represents 5.66% of the outstanding Shares. William J. Yung may be deemed to control Casuarina and may therefore be deemed to have beneficial ownership of all of such Shares owned by Casuarina. As of the date hereof, the Reporting Persons may be deemed to be members of a "group" (as defined under Rule 13d-5 under the Securities Exchange Act of 1934, as amended) that beneficially owns 3,157,050 Shares in the aggregate, which represents 11.22% of the outstanding Shares in the aggregate.

-----------------------------                     ------------------------------
54021P106                                                          Page 11 of 15
-----------------------------                     ------------------------------


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 15, 2001

                              EDGECLIFF HOLDINGS, LLC


                              By:  /s/  William J. Yung
                                   --------------------------------------------
                                   Name:  William J. Yung
                                   Title: President


                              CASUARINA CAYMAN HOLDINGS LTD.


                              By:  /s/  William J. Yung
                                   --------------------------------------------
                                   Name:  William J. Yung
                                   Title: President


                              EDGECLIFF MANAGEMENT, LLC


                              By:  /s/  William J. Yung
                                   --------------------------------------------
                                   Name:  William J. Yung
                                   Title: President


                              1994 WILLIAM J. YUNG FAMILY TRUST


                              By:  The Fifth Third Bank,
                                     as trustee


                              By:  /s/  Robert M. Erickson
                                   --------------------------------------------
                                   Name:  Robert M. Erickson
                                   Title: Trust Officer

-----------------------------                     ------------------------------
54021P106                                                          Page 12 of 15
-----------------------------                     ------------------------------


                              THE 1998 WILLIAM J. YUNG AND
                                MARTHA A. YUNG FAMILY TRUST


                              By:  The Fifth Third Bank,
                                     as trustee


                              By:  /s/  Robert M. Erickson
                                   --------------------------------------------
                                   Name:  Robert M. Erickson
                                   Title: Trust Officer


                              /s/  Joseph Yung
                              -------------------------------------------------
                                   Joseph Yung


                              /s/  William J. Yung
                              -------------------------------------------------
                                   William J. Yung

-----------------------------                     ------------------------------
54021P106                                                          Page 13 of 15
-----------------------------                     ------------------------------


                                  EXHIBIT INDEX
                                  -------------

         EXHIBIT           DESCRIPTION
         -------           -----------

         1. Engagement Letter between Casuarina Cayman Holdings Ltd. and Greenhill & Co., LLC, dated November 10, 1999. 1

         2. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated November 16, 1999. 2

         3. Letter to Casuarina Cayman Holdings Ltd. From Lodgian, Inc., dated November 19, 1999. 3

         4. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated November 22, 1999. 3

         5. Joint Filing Agreement, dated November 22, 1999, among Casuarina Cayman Holdings Ltd., the 1994 William J. Yung Family Trust, Joseph Yung and William
                           J. Yung. 3

         6. Joint Filing Agreement, dated December 29, 1999, among Edgecliff Holdings, LLC, Casuarina Cayman Holdings Ltd., Edgecliff Management, LLC, 1994 William J. Yung Family Trust, Joseph Yung, William J. Yung and The 1998 William J. Yung and Martha A. Yung Family Trust. 4

         7. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated January 18, 2000. 5

         8. Joint Filing Agreement, dated January 18, 2000, among Edgecliff Holdings, LLC, Casuarina Cayman Holdings Ltd., Edgecliff Management, LLC, 1994 William J. Yung Family Trust, Joseph Yung, William J. Yung and The 1998 William J. Yung and Martha A. Yung Family Trust. 5

------------------------
1    Filed as an Exhibit to Amendment No. 1 to the Schedule 13D.

2    Filed as an Exhibit to Amendment No. 2 to the Schedule 13D.

3    Filed as an Exhibit to Amendment No. 3 to the Schedule 13D.

4    Filed as an Exhibit to Amendment No. 4 to the Schedule 13D.

5    Filed as an Exhibit to Amendment No. 5 to the Schedule 13D.

-----------------------------                     ------------------------------
54021P106                                                          Page 14 of 15
-----------------------------                     ------------------------------


         9.                Complaint, dated April 7, 2000. 6

         10.               Motion, dated April 7, 2000. 6

         11. Joint Filing Agreement, dated April 7, 2000, among Edgecliff Holdings, LLC, Casuarina Cayman Holdings Ltd., Edgecliff Management, LLC, 1994 William J. Yung Family Trust, Joseph Yung, William J. Yung and The 1998 William J. Yung and Martha A. Yung Family Trust. 6

         12. Notice of Edgecliff Holdings, LLC to Lodgian, Inc., dated April 18, 2000. 7

         13. Preliminary Proxy Statement of Edgecliff Holdings, LLC filed with the Securities and Exchange Commission on April 18, 2000. 7

         14. Stockholder Request Letter to Lodgian, Inc. from Edgecliff Holdings, LLC, dated April 18, 2000. 7

         15. Amendment No. 1 to Preliminary Proxy Statement of Edgecliff Holdings, LLC filed with the Securities and Exchange Commission on May 4, 2000. 8

         16. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated July 13, 2000. 9

         17.               Press Release issued by Lodgian, Inc., dated July 17,
                           2000. 10

         18. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated July 17, 2000. 10

         19.               Complaint, dated July 19, 2000. 11

         20.               Motion, dated July 19, 2000. 11

         21.               Lodgian Complaint, dated August 16, 2000. 12

         22. Definitive Proxy Statement of Edgecliff Holdings, LLC filed with the Securities and Exchange Commission on August 31, 2000. 13

         23.               Press Release, dated August 31, 2000. 13

------------------------
6    Filed as an Exhibit to Amendment No. 6 to the Schedule 13D.

7    Filed as an Exhibit to Amendment No. 7 to the Schedule 13D.

8    Filed as an Exhibit to Amendment No. 8 to the Schedule 13D.

9    Filed as an Exhibit to Amendment No. 10 to the Schedule 13D.

10   Filed as an Exhibit to Amendment No. 11 to the Schedule 13D.

11   Filed as an Exhibit to Amendment No. 12 to the Schedule 13D.

12   Filed as an Exhibit to Amendment No. 13 to the Schedule 13D.

13   Filed as an Exhibit to Amendment No. 14 to the Schedule 13D.

-----------------------------                     ------------------------------
54021P106                                                          Page 15 of 15
-----------------------------                     ------------------------------


         24.               Motion to Dismiss, dated September 7, 2000. 14

         25.               Additional Soliciting Material. 15

         26.               Additional Soliciting Material. 15

         27.               Press Release, dated October 3, 2000. 16

         28.               Additional Soliciting Material. 16

         29.               DLJ Agreement. 17

         30.               Lehman Agreement. 17

         31.               Letter, dated October 16, 2000. 17

         32.               Confidentiality Agreement. 18

         33.               Letter, dated December 10, 2000. 19

         34.               Exclusivity Agreement, dated as of December 26,
                           2000. 20





------------------------
14   Filed as an Exhibit to Amendment No. 15 to the Schedule 13D.

15   Filed as an Exhibit to Amendment No. 16 to the Schedule 13D.

16   Filed as an Exhibit to Amendment No. 17 to the Schedule 13D.

17   Filed as an Exhibit to Amendment No. 18 to the Schedule 13D.

18   Filed as an Exhibit to Amendment No. 19 to the Schedule 13D.

19   Filed as an Exhibit to Amendment No. 20 to the Schedule 13D.

20   Filed as an Exhibit to Amendment No. 21 to the Schedule 13D.